Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-4, Amendment No. 10, of Graphjet Technology Sdn Bhd, of our report dated December 11, 2023 on our audit of the balance sheets of Graphjet Technology Sdn Bhd as of September 30, 2023 and 2022, and the related statements of operations, comprehensive loss, stockholders’ deficit and accumulated other comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2023, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

December 28, 2023